Exhibit 10.02

Concur Technologies, Inc.

Fiscal 2007 Corporate Bonus Plan

This Fiscal 2007 Corporate Bonus Plan applies to all employees of Concur Technologies, Inc. (“Concur”), other than employees compensated under sales commission plans, for fiscal 2007:

1.	Bonuses are earned under this Fiscal 2007 Corporate Bonus Plan if Concur achieves a target level of fiscal 2007 non-GAAP pre-tax earnings per share, as determined by the Board of Directors (the “Corporate Bonus Plan Target”). Bonuses for each employee shall be paid in an amount equal to the percentage of the employee’s base salary selected by the Chief Executive Officer, provided that the percentage of base salary for executive officers of Concur subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”), shall be as follows:

Section 16 Officers	Target Cash Bonus (percentage of base salary) *
S. Steven Singh, Chief Executive Officer and Chairman of the Board of Directors	87%

Rajeev Singh, President and Chief Operating Officer	91%

Michael Hilton, Chief Technology Officer, Director	50%

John F. Adair, Chief Financial Officer	50%

Michael Bowden, Executive Vice President, Operations & Chief Services Officer	50%

Kyle R. Sugamele, Chief Legal Officer	40%

*	Michael L. Eberhard, Executive Vice President of Sales and Business Development, is a named executive officer but is not eligible for the Fiscal 2007 Corporate Bonus Plan. Mr. Eberhard’s 2007 cash incentive program consists of a commission based on achievement of monthly sales at a fixed commission rate for all sales up to an annual sales target for fiscal 2007 (“Annual Sales Target”). The commission rate is 50% higher for all sales in excess of the Annual Sales Target. Mr. Eberhard’s fiscal 2007 target sales commissions are expected to be approximately equal to his base salary if Concur achieves its Annual Sales Target. There shall be no minimum or maximum sales commissions that may be earned by Mr. Eberhard in fiscal 2007.

2.	The target cash bonus is earned and payable if Concur achieves the Corporate Bonus Plan Target.

3.	For each 1% that the actual 2007 non-GAAP pre-tax earnings per share is above the Corporate Bonus Plan Target, the cash bonus of each employee (as a percentage of base salary) can be increased by 2% at the discretion of the Chief Executive Officer (and at the discretion of the Board of Directors for the Section 16 Officers) up to a maximum of 125% of the Corporate Bonus Plan Target.

4.	For each 1% that the actual 2007 non-GAAP pre-tax earnings per share is below the Corporate Bonus Plan Target, the cash bonus of each employee (as a percentage of base salary) shall be decreased by 2%.

5.	If actual 2007 non-GAAP pre-tax earnings per share is less than 90% of the Corporate Bonus Plan Target, no cash bonuses will be earned or paid under the 2007 Corporate Bonus Plan.

6.	Non-GAAP pre-tax earnings per share consists of Concur’s GAAP pre-tax earnings per share for fiscal 2007, adjusted to eliminate share-based compensation expenses, amortization of acquired intangible assets and income tax expense.

7.	Only persons employed by Concur at the end of fiscal 2007 are eligible to receive bonuses under this plan, pro rata to their service during the year.